Exhibit 99.2

AARON’S, INC.

2015 EQUITY AND INCENTIVE PLAN

EMPLOYEE STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of the         day of             , 2015, by and between AARON’S, INC. (“the “Company”) and the individual identified below (the “Grantee”).

W I T N E S S E T H :

WHEREAS, the Company maintains the Aaron’s, Inc. 2015 Equity and Incentive Plan (the “Plan”), and the Grantee has been selected by the Compensation Committee (the “Committee”) to receive an Option Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee, as follows:

Grantee:

Number of Shares:	Shares

Option Exercise Price:	$ per Share

Grant Date:	, 2015

Vesting Schedule:

Percentage of Shares*	Vesting Date

*	If the number of Shares determined based on the stated percentage is not a whole number, the number will be rounded up to the next whole Share on the 1st vesting date, rounded down on the 2nd vesting date, and on the final vesting date, shall equal the total number of Shares less the number of Shares previously vested.

1.	Grant of Option

1.1 An option to purchase the number of shares of the Company’s Common Stock, par value $.50 per share (the “Shares”) set forth above, is hereby granted to the Grantee pursuant to the Plan (hereinafter referred to as the “Option”). The Option is subject in all respects to the terms and conditions of the Plan. For all purposes of the Plan, the date of the Option granted hereunder (the “Grant Date”) shall be the date set forth above as the Grant Date. The Option is a nonqualified stock option and is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

1.2 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. For purposes of this Agreement, employment with any subsidiary of the Company shall be considered employment with the Company.

1.3 This Award is conditioned on the Grantee’s acceptance of this Agreement, including through an online or electronic acceptance method approved by the Company. If this Agreement is not properly accepted by the Grantee within one month of the Grantee’s receipt of the Agreement, it may be canceled by the Committee resulting in the immediate forfeiture of all Options.

2.	Option Exercise Price

The per Share price the Grantee must pay to exercise the Option (the “Option Exercise Price”) is set forth above.

3.	Duration and Exercise of Option

3.1 Vesting Schedule. The Option shall vest with respect to the number of Shares and on the dates set forth in the Vesting Schedule above. Once vested, the Option may be exercised, from time to time, with respect to all or any part of the total number of vested Shares, subject to earlier vesting or termination of the Option as provided in this Agreement.

3.2 Expiration. The Option may not be exercised with respect to any Shares subject hereto after the earliest of (i) ten (10) years from the Grant Date, (ii) the date the Grantee’s employment is terminated by the Company or a Subsidiary for Cause, (iii) twelve (12) months following the date of the Grantee’s death or the date the Grantee is terminated by the Company due to the Grantee’s Disability, or (iv) two (2) months after the Grantee ceases to be an employee of the Company for any other reason including Retirement (such earliest date is herein called the “Option Expiration Date”) and may be exercised until the Option Expiration Date only in accordance with the terms of this Agreement and the Plan.

3.3 Termination for Cause. If the Grantee’s employment is terminated for Cause, the entire Option (whether vested or unvested) shall be immediately forfeited as of the Grantee’s date of termination of employment.

3.4 Death or Disability. If the Grantee dies while employed by the Company or is terminated by the Company due to the Grantee’s Disability, any unvested portion of the Option shall immediately vest and become exercisable, and such portion together with any vested, unexercised portion of the Option shall remain exercisable until the Option Expiration Date.

3.5 Other Termination of Employment. Upon the Grantee’s termination of employment for any reason other than Cause, death or Disability, any unvested portion of the Option will be forfeited. Any vested portion shall remain exercisable until the Option Expiration Date.

3.6 Change in Control. Notwithstanding Section 3.5 above, in the event of a Change in Control followed within two years by a termination of the Grantee’s employment by the Company without Cause, any unvested portion of the Option shall become immediately vested and exercisable as of the date of the Grantee’s termination of employment.

3.7 Exercise. This Option may be exercised in whole or in part by delivering to the Company a written notice of exercise specifying the number of Shares to be purchased together with full payment of the aggregate Option Exercise Price as provided in the Plan.

4.	Securities Laws Restrictions

The Option may not be exercised at any time unless, in the opinion of counsel for the Company, the issuance and sale of the Shares issued upon such exercise is exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), or any other applicable securities or “blue sky” laws, or the Shares have been registered under such laws. The Company shall not be required to register the Shares issuable upon the exercise of the Option under any such laws. Unless the Shares have been registered under all such laws, the Grantee shall represent, warrant and agree, as a condition to the exercise of the Option, that the Shares are being purchased for investment only and without a view to any sale or distribution of such Shares and that such Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel for the Company that such a disposition is exempt from such registration. The Grantee acknowledges that the certificates evidencing the shares issued upon the exercise of the Option shall bear an appropriate legend giving notice of the foregoing transfer restrictions, and/or that the Company’s or its transfer agent’s and registrar’s books and records may contain notations to similar effect.

5.	Nontransferability.

Unless the Committee specifically determines otherwise, the Option is personal to the Grantee and the Option may not be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Any such purported transfer or assignment shall be null and void.

6.	No Right to Continued Employment

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company or a subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a subsidiary to terminate at any time the Grantee’s employment, subject to Grantee’s rights under this Agreement.

7.	Taxes and Withholding

The Grantee shall be responsible for all federal, state and local income and employment taxes payable with respect to this Award and the delivery of Shares upon exercise of the Award. Prior to the issuance of Shares upon exercise of this Option, Grantee must pay, or make adequate provision for, any applicable domestic or foreign tax withholding obligation of the Company, whether national, federal, state or local. The Company shall have the right to retain and withhold from any payment or distribution to the Grantee the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. The Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any payment or distribution in whole or in part until the Company is so reimbursed.

8.	Plan Documents; Grantee Bound by the Plan

The Grantee hereby acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K are available on the Company’s intranet site or upon request. Grantee agrees to be bound by all the terms and provisions of the Plan.

9.	Restrictive Covenants

9.1 Grantee hereby acknowledges that the Company may disclose (and/or has already disclosed) to the Grantee and the Grantee may be provided with access to and otherwise make use of, certain valuable, Confidential Information (as defined below) of the Company. Grantee also acknowledges that due to the Grantee’s relationship with the Company, Grantee will develop (and/or has developed) special contacts and relationships with the Company’s employees, customers, suppliers and vendors and that it would be unfair and harmful to the Company if the Grantee took advantage of these relationships to the detriment of the Company. For purposes of this Section 9, references to the Company shall be deemed to include references to any subsidiary of the Company.

9.2 Grantee hereby agrees that during employment and for a period of one (1) year following any voluntary or involuntary termination of employment with the Company (regardless of reason), the Grantee will not directly or indirectly, individually, or on behalf of any Person other than the Company:

(a) solicit, recruit or induce (or otherwise assist any person or entity in soliciting, recruiting or inducing) any employee or independent contractor of the Company who performed work for the Company within the final year of the Grantee’s employment with the Company to terminate his or her relationship with the Company;

(b) knowingly or intentionally damage or destroy the goodwill and esteem of the Company, the Company’s Business or the Company’s suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company;

(c) solicit the Company’s Customers, directly or indirectly, for the purpose of providing products or services identical to or reasonably substitutable with the products or services of the Company’s Business; or

(d) engage in or otherwise provide Services, directly or indirectly, within the Territory, to or for any Person or entity engaged in a business that competes directly or indirectly with the Company’s Business. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, franchisees, assigns or successors in interest: AcceptanceNow; American First Finance, Inc.; American Rental; Bi-Rite Co., d/b/a Buddy’s Home Furnishings; Bestway Rental, Inc.; Better Finance, Inc.; billfloat; Bluestem Brands, Inc.; Conn’s, Inc.; Crest Financial; Curacao Finance; Dent-A-Med, Inc. d/b/a The HELPcard; Discover Rentals; Easyhome, Inc.; Flexi Compras Corp.; FlexShopper LLC; Fortiva Financial, LLC; Genesis Financial Solutions, Inc.; Lendmark Financial Serivces, Inc.; Mariner Finance, LLC; Merchants Preferred Lease-Purchase Services; New Avenues, LLC; Okinus; Premier Rental-Purchase, Inc.; OneMaine Financial Holdings, Inc.; Purchasing Power, LLC; Regional Management Corp.; Rent-A-Center, Inc. (including, but not limited to, Colortyme); Santander Consumer USA Inc.; Springleaf Financial; Tidewater Finance Company; and WhyNotLeaseIt.

9.3 The Grantee further agrees that during employment and for a period of one (1) year thereafter (or, with respect to Confidential Information that constitutes a “trade secret” under applicable law, until such information ceases to be a trade secret), he will not, except as necessary to carry out his duties as an employee of the Company, disclose or use Confidential Information. The Grantee further agrees that, upon termination or expiration of employment with the Company for any reason whatsoever or at any time, the Grantee will deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in the Grantee’s possession or control, relating in any way to the Company’s Business or containing any Confidential Information of the Company, which at all times shall be the property of the Company.

9.4 For purposes of this Section 9, the following terms shall have the meanings specified below:

(a) “Company’s Business” means the businesses of (i) financing, renting, leasing and selling new, rental or reconditioned residential furniture, electronic goods, household appliances, and related equipment and accessories; and/or (ii) providing web-based, virtual or remote lease-to-own programs or financing.

(b) “Confidential Information” means information, without regard to form and whether or not in writing, relating to Company’s customers, operation, finances, and business that derives value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data (including personnel data relating to Company employees), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques (including rental, leasing, and sales techniques and methods), processes, financial data (including rate and price information concerning products and services provided by the Company), or lists of actual or potential customers (including identifying information about customers). Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential.

(c) “Customers” means all customers the Company in the Territory (i) with whom Grantee has had contact on behalf the Company, (ii) whose dealings with the Company were coordinated or supervised by Grantee, or (iii) about whom Grantee obtained Confidential Information, in each case during the twelve (12) calendar months immediately prior to termination of Grantee’s Services in the Territory.

(d) “Person” has the meaning ascribed to such term in the Plan. For the avoidance of doubt, a Person shall include any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(e) “Services” means the services the Grantee provides or has provided for the Company.

(f) “Territory” means the United States, which is the geographic area in which the Company conducts the Company’s Business.

9.5 If, during his employment with the Company or at any time during the restrictive periods described above, the Grantee violates the restrictive covenants set forth in this Section 9, then the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel any outstanding Options under this Agreement that have not yet been exercised. The parties further agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Grantee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that, in the event of a breach by the Grantee of any of his obligations contained in Section 9 of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Grantee to perform as agreed herein. The Grantee agrees that this Section 9 shall survive the termination of his or her employment. Nothing contained herein shall in any way limit or exclude any other right granted by law or equity to the Company.

10.	Modification of Agreement

No provision of this Agreement may be materially amended or waived unless agreed to in writing and signed by the Committee (or its designee), and no such amendment or waiver shall cause the Agreement to violate Code Section 409A. Any such amendment to this Agreement that is materially adverse to the Grantee shall not be effective unless and until the Grantee consents, in writing, to such amendment (provided that any amendment that is required to comply with Code Section 409A shall be effective without consent unless the Grantee expressly denies consent to such amendment in writing). The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Company has under this Agreement.

11.	Clawback

This Option and the Shares received upon exercise of the Option shall be subject to clawback by the Company to the extent provided in any policy adopted by the Board including any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

12.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the conflicts of laws principles thereof.

14.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon any Person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s heirs, executors, administrators and successors.

15.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

16.	Code Section 409A

This Agreement and this Option Award is intended to be exempt from or to satisfy the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time and shall be interpreted by the Committee as it determines necessary or appropriate in accordance with Code Section 409A to avoid a plan failure under Code Section 409A(a)(1). This Section does not, however, create any obligation on the part of the Company to modify the terms of this Option or the Plan and does not guarantee that the Option or the delivery of Shares upon exercise of the Option will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Grantee or any other party if the Option, the delivery of Shares upon exercise of the Option or any other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AARON’S, INC.

By:

By signing below or by accepting this Award as evidenced by electronic means acceptable to the Committee, Grantee hereby (i) acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K are available from the Company’s intranet site or upon request, (ii) represents that he is familiar with the terms and provisions of this Agreement and the Plan, and (iii) accepts the Option Award subject to all the terms and provisions of this Agreement and the Plan. Grantee agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors upon any questions arising under the Plan. Grantee authorizes the Company to withhold from any compensation payable to him, in accordance with applicable law, any taxes required to be withheld by federal, state or local law as a result of the grant, vesting or exercise of the Option.

GRANTEE:

[GRANTEE NAME]

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